The Corporation has one class of capital stock, its common stock, par value $1.00 per share. Holders of the Corporation's common stock, at any time issued and outstanding, will be entitled to one vote for each share held of record on each matter submitted to a vote at a meeting of shareholders. The Board of Directors of the Corporation is classified into three classes of directors, each class serving for a term of three years, with the term of one class expiring each year. Shareholders will not be permitted to cumulate their votes in any election of directors. Where a vote of shareholders is required on a matter, such vote shall be decided by the affirmative vote of the holders of a majority of shares having power to vote on such matter, except for votes relating to certain business combinations, as defined in the Articles of Incorporation, or the amendment or repeal of the Articles of Incorporation or the By-Laws of the Corporation. In such matters, the vote shall be decided by the affirmative vote of the holders of at least seventy-five percent of the outstanding shares having power to vote on such matter, unless, (a) in the case of such business combinations, three-fourths of the entire Board of Directors recommends such business combination for approval and waives the requirement of a greater than majority vote, and (b) in the case of the amendment or repeal of the Articles of Incorporation or By-Laws, three-fourths of the entire Board of Directors recommends such amendment or repeal, and, therefore, such votes may be effected upon the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such matter. Each share of the Corporation's common stock is entitled to share, pro rata, in dividends and in the event of dissolution, liquidation or the insolvency of the Corporation. The only source from which the Corporation is able to declare dividends is from dividends received from its wholly-owned subsidiary, First National Bank of Chester County. No share of the Corporation's common stock is entitled to any preference over any other share. No share possesses any preemptive right. The Corporation's common stock is nonassessable.